                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               ANTEC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               ANTEC CORPORATION

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 4, 2000

To the Stockholders of ANTEC Corporation:

     The Annual Meeting of Stockholders of ANTEC Corporation will be held at the Company's corporate facilities, located at 11450 Technology Circle, Duluth, Georgia, on Thursday, May 4, 2000 at 10:00 a.m., for the purpose of (a) electing eleven directors, (b) approving the 2000 Stock Incentive Plan, (c) approving the Management Incentive Plan, (d) increasing the number of authorized shares of Common Stock from 75,000,000 shares to 150,000,000 shares, and (e) transacting such other business as may be brought before the meeting or any adjournment(s) thereof.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date and promptly return the enclosed proxy in the envelope provided.

     The Board of Directors has fixed the close of business on March 10, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting. The list of stockholders as of the date of record will be made available at the offices of the Company at the above address and will be available at the meeting.

     A copy of ANTEC Corporation's Annual Report to Stockholders for the fiscal year ended December 31, 1999 is enclosed. Additional copies of this report may be obtained without charge by writing the Secretary of ANTEC Corporation, 11450 Technology Circle, Duluth, Georgia 30097.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ LAWRENCE A. MARGOLIS
                                        Lawrence A. Margolis, Secretary

Duluth, Georgia
April 1, 2000

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                              OF ANTEC CORPORATION

                             TO BE HELD MAY 4, 2000

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ANTEC Corporation, a Delaware corporation (the term "ANTEC" or the "Company," as used herein means the Company together with or without its subsidiaries, as the context may require). The Company's corporate headquarters is located at 11450 Technology Circle, Duluth, Georgia 30097 (telephone 678-473-2000). The Proxy Statement and form of proxy were first mailed to stockholders on or about March 31, 2000. Proxies solicited by the Board of Directors of the Company are to be voted at the Annual Meeting of Stockholders of the Company to be held on May 4, 2000 at 10:00 a.m. at the Company's corporate facilities, 11450 Technology Circle, Duluth, Georgia or any adjournment(s) thereof.

     This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone, telegram or letter. The costs of this solicitation will be borne by the Company. The Company may request brokerage houses, nominees or fiduciaries and other custodians to solicit their principals or customers for their proxies, and may reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation for a fee of $4,000 plus expenses.

                                     VOTING

     Shares of Common Stock, $.01 par value, of the Company ("Common Stock") represented by proxies in the accompanying form which are properly executed and returned to the Company (and which are not effectively revoked) will be voted at the meeting in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted IN FAVOR OF the election as directors of the nominees listed herein, IN FAVOR OF Proposal 1 to approve the Company's 2000 Stock Incentive Plan (the "Incentive Plan"), IN FAVOR OF Proposal 2 to approve the Company's Management Incentive Plan (the "MIP"), IN FAVOR OF Proposal 3 to approve the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares from 75,000,000 shares to 150,000,000 shares, and in the discretion of the appointed proxies, upon such other business as may properly be brought before the meeting.

     Each stockholder has the power to revoke his or her proxy at any time before it is voted by (i) delivering to the Company, prior to or at the meeting, written notice of revocation or a later dated proxy or (ii) attending the meeting and voting his or her shares in person.

     The Board of Directors has fixed the close of business on March 10, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment (s) thereof.

     As of March 10, 2000, xx,xxx,xxx shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote per share.

     A majority of the outstanding shares of Common Stock will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the election of directors will be determined by a plurality of the votes of the shares represented at the meeting, and the approval of Proposal 1, to approve the Incentive Plan, and of Proposal 2, to approve the MIP, will be determined by the majority of the votes cast at the meeting. The adoption of Proposal 3, to approve the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 150,000,000 shares, requires the affirmative vote of a majority of the outstanding shares of Common Stock. Shares represented at the meeting which abstain from voting, or in the case of directors, withhold votes will be counted in determining the presence of a quorum. Withheld votes will not affect the election of directors. An abstention on Proposal 1,

Proposal 2 or Proposal 3 has the same effect as a "no" vote unless, in the case of Proposal 1 or Proposal 2, such abstention is by virtue of a "broker non-vote."

                             ELECTION OF DIRECTORS

     ANTEC's Board of Directors has been increased to eleven members. The term of office of each director will extend until the holding of the next annual meeting of stockholders or until his or her successor is elected and qualified.

     In the absence of contrary instructions, the proxies received will be voted for the election as directors of the nominees listed below, all of whom, with the exception of Mr. Romrell, presently serve on the Board of Directors, to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will decline or be unable to serve as director, in either such event the proxies will be voted for another person selected by the Board of Directors, unless the Board acts to reduce the size of the Board of directors in accordance with the provisions of ANTEC's by-laws.

             NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2001

Name:                        John (Ian) Anderson Craig
Age:                         57
Director since:              1998
ANTEC Board Committee:       None
Principal occupation and
recent business experience:  Chief Marketing Officer of Nortel Networks, Inc. a
                             leading global supplier of data and telephony
                             network solutions and services, since 1997. Prior
                             thereto he has held, since 1968, numerous senior
                             management positions within Northern Telecom Inc.,
                             now known as Nortel Networks.
Other directorships:         None

Name:                        Rod F. Dammeyer
Age:                         59
Director since:              1993
ANTEC Board Committees:      Compensation Committee (Chair) and Executive
                             Committee
Principal occupation and
recent business experience:  Vice Chairman since 1998 and President and Chief
                             Executive Officer from 1993 to 1998 of Anixter
                             International Inc., a global communications
                             products distribution company. Managing Partner
                             since 1998 and Managing Director from 1996 to 1998
                             of EGI Corporate Investments, a diversified
                             management and investment company.
Other directorships:         Allied Riser Communications Corporation, Anixter
                             International Inc., CNA Surety Corp., GATX
                             Corporation, IMC Global, Inc., Matria Healthcare,
                             Inc., Stericycle, Inc., TeleTech Holdings, Inc.,
                             Transmedia Network, Inc.; and Trustee of Van Kampen
                             Investments, Inc. closed-end funds.

Name:                        John M. Egan
Age:                         52
Director since:              1993
ANTEC Board Committee:       Executive Committee
Principal occupation and
recent business experience:  Chairman of the Board since 1997, President from
                             1980 through 1997 and Chief Executive Officer from
                             1980 through 1999 of ANTEC and its predecessors.
Other directorships:         National Cable Television Association ("NCTA"), the
                             Walter Kaitz Foundation and Cable PAC.

Name:                        James L. Faust
Age:                         58
Director since:              1995
ANTEC Board Committee:       None.
Principal occupation and
recent business experience:  Chief Executive Officer of Evolve Products, Inc.
                             since 1998. Consultant since 1998 and Executive
                             Vice President, International from 1995 to 1998 of
                             ANTEC.
Other directorships:         Evolve Products, Inc. and Cabletel Communications
                             Corporation.

Name:                        William H. Lambert
Age:                         63
Director since:              1997
ANTEC Board Committee:       None.
Principal occupation and
recent business experience:  Chairman, President and Chief Executive Officer of
                             TSX Corporation, now a subsidiary of ANTEC, from
                             1988 to 1997.
Other directorships:         None.

Name:                        John R. Petty
Age:                         69
Director since:              1993
ANTEC Board Committee:       Audit Committee (Chair)
Principal occupation and
recent business experience:  Chairman of TECSEC Incorporated, a data security company since 1997. Chairman of Federal National
                             Payables, Inc., a factoring company, since 1992. A
                             private investor since 1988.
Other directorships:         Director of Anixter International, Inc.

Name:                        Lawrence Romrell
Age:                         60
Principal occupation and
recent business experience:  A consultant to AT&T since 1999. Executive Vice
                             President of TCI from 1994 to March 1999. Prior
                             thereto he has held various executive positions
                             within TCI and its subsidiaries.
Other directorships:         Director of General Communications, Inc., Guaranty
                             Bank & Trust Company, AT&T Corp. -- Liberty Media
                             Group, and T.V. Guide.

Name:                        William T. Schleyer
Age:                         48
Director since:              1998
ANTEC Board Committee:       None
Principal occupation and
recent business experience:  A venture capitalist mainly within the communications industry since 1997. President and
                             Chief Operating Officer of MediaOne, the broadband
                             services arm of U S West Media Group, during 1997.
                             President and Chief Operating Officer of
                             Continental Cablevision, Inc. during 1996. Prior
                             thereto held various executive management positions
                             within Continental Cablevision since 1977.
Other directorships:         Director of CableLabs, Inc., Darwin Partners, Inc.,
                             Rogers Communications, Inc., Storage Networks,
                             Inc., and Wink Communications, Inc.

Name:                        Samuel K. Skinner
Age:                         61
Director since:              1995
ANTEC Board Committee:       Audit Committee and Compensation Committee
Principal occupation and
recent business experience:  Partner and co-Chairman of the law firm of Hopkins and Sutter since 1998. President and Director of
                             Unicom Corp., an electrical utilities company, from
                             1993 to 1998. Chief of Staff to the President of
                             the United States from 1992 to 1993. United States
                             Secretary of Transportation from 1989 to 1992.
Other directorships:         Director of LTV Corporation, Midwest Express
                             Holdings, Inc., Navigant Consulting, Inc., Union
                             Pacific Resources, Inc., and US Freightways.

Name:                        Robert J. Stanzione
Age:                         52
Director since:              1998
ANTEC Board Committee:       None
Principal occupation and
recent business experience:  President and Chief Executive Officer since the beginning of 2000 and President and Chief Operating
                             Officer from 1998 through 1999 of ANTEC. President
                             and Chief Executive Officer of ARRIS Interactive, a
                             joint venture company of ANTEC and Nortel Networks,
                             from 1995 to 1997. Prior thereto held various
                             management positions with AT&T Corporation since
                             1969.
Other directorships:         None

Name:                        Bruce Van Wagner
Age:                         74
Director since:              1993
ANTEC Board Committee:       Executive Committee (Chair)
Principal occupation and
recent business experience:  A private investor. Chairman of the Company from
                             1993 to 1997.
Other directorships:         None.
Other matters:               Mr. Van Wagner has consented to the entry of a
                             permanent injunction in connection with the settlement of a civil action by the Securities and Exchange Commission that enjoins him from engaging in conduct in connection with the offer, sale or purchase of securities that would violate Section
                             17(a) of the Securities Act of 1933 or Section
                             10(b) of the Securities and Exchange Act of 1934 and Rule 10b-5 issued thereunder.

                          BOARD AND COMMITTEE MEETINGS

     The Audit Committee, currently consisting of Messrs. Petty (Chairperson) and Skinner, provides general review of the Company's accounting and auditing procedures, meets with the Company's independent auditors to review their recommendations and reviews related party transactions. The Audit Committee held two meetings in 1999.

     The Compensation Committee, currently consisting of Messrs. Dammeyer (Chairperson) and Skinner, exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants. The Compensation Committee held three meetings in 1999.

     The Executive Committee, currently consisting of Messrs. Dammeyer, Egan and Van Wagner (Chairperson), exercises the full powers of the board of Directors to the extent permitted by law in the intervals between Board meetings, and to the extent desired, serves as the nominating Committee for the Board of Directors. The Executive Committee held no meetings in 1999.

     The Board of Directors held six meetings in 1999.

     Each of the directors, with the exception of Mr. Craig, attended 75 percent or more of the total of all meetings held by the Board and the committees on which the directors served.

                             EXECUTIVE COMPENSATION

     The following tables set forth information about the compensation of the Chief Executive Officer and the four most highly compensated executive officers of the Company for the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                               COMPENSATION AWARDS
                                                                             -----------------------
                                                                             RESTRICTED   SECURITIES
                                               ANNUAL COMPENSATION             STOCK      UNDERLYING
           NAME AND                     ----------------------------------     AWARDS       AWARDS         ALL OTHER
      PRINCIPAL POSITION         YEAR   SALARY ($)   BONUS ($)   OTHER ($)     ($)(1)        (#)       COMPENSATION($)(2)
      ------------------         ----   ----------   ---------   ---------   ----------   ----------   ------------------
John M. Egan...................  1999    500,000      525,500                       0      100,000           1,250
  Chairman, Chief                1998    500,000      337,500                                    0           1,250
  Executive Officer              1997    500,000            0                              860,000           2,375
Robert J. Stanzione............  1999    420,000      254,600                 233,625      500,000           2,500
  President, Chief               1998    340,000      229,500                              335,000           2,500
  Operating Officer
Lawrence A. Margolis...........  1999    300,000       67,245                 221,944       50,000           2,213
  Executive Vice President,      1998    280,000      151,200                                    0           2,275
  Chief Financial Officer        1997    280,000            0                              300,000           2,375
Gordon E. Halverson............  1999    216,400      112,624     33,333       24,920            0           1,939
  Executive Vice                 1998    201,400      102,210     33,333                         0           2,362
  President, Sales               1997    190,000       40,000                              175,000           2,256
Mark J. Scagliuso..............  1999    219,611      147,560                       0            0           7,393
  Vice President, Chief          1998    190,000       87,291                                    0           6,670
  Accounting Officer             1997    190,000       31,500                               80,000           6,337

---------------

(1) Value on January 31, 2000 of Common Stock into which stock units granted on this date convert on a one for one basis at the time predetermined at issuance. Twenty percent of the units will be forfeited if the employee leaves the Company without good reason before December 31, 2002.
(2) Represents contributions by the Company to an employee savings plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                 INDIVIDUAL GRANTS
                            ---------------------------                                  POTENTIAL REALIZABLE
                            NUMBER OF       % OF TOTAL                                     VALUE AT ASSUMED
                            SECURITIES       OPTIONS                                       ANNUAL RATES OF
                            UNDERLYING      GRANTED TO                                 STOCK PRICE APPRECIATION
                             OPTIONS       EMPLOYEES IN   EXERCISE OR      DATE           FOR OPTION TERM(2)
                             GRANTED          FISCAL      BASE PRICE        OF            ------------------
           NAME                (#)             YEAR         ($/SH)      EXPIRATION      5%($)          10%($)
           ----             ----------     ------------   -----------   ----------   ------------   -------------
John M. Egan..............   100,000(1)       13.00%        $22.875     04/29/2009    $1,438,596     $ 3,645,686
Robert J. Stanzione.......   500,000(1)       64.98          22.875     04/29/2009     7,192,982      18,228,429
Lawrence A. Margolis......    50,000(1)        6.50          22.875     04/29/2009       719,298       1,822,843

---------------

(1) One-fourth of the options become exercisable each anniversary of the grant beginning April 29, 2000.
(2) The potential realizable value is calculated based on the term of the option at its time of grant, which is ten years, assuming the fair market price of the Common Stock on the date of grant (the exercise price) appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are for presentation purposes only and are not predictions of future stock prices.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                        AND FISCAL YEAR-END OPTION VALUE

                                                                NUMBER OF
                                                               SECURITIES             VALUE OF
                                                               UNDERLYING           UNEXERCISED
                                                               UNEXERCISED          IN-THE-MONEY
                                                               OPTIONS AT            OPTIONS AT
                                                                FY-END(#)            FY-END($)
                          SHARES ACQUIRED ON      VALUE       EXERCISABLE /        EXERCISABLE /
                             EXERCISE(#)       REALIZED($)    UNEXERCISABLE       UNEXERCISABLE(1)
                          ------------------   -----------   ---------------   ----------------------
John M. Egan............       561,550         $19,662,609   179,834/585,666   $3,743,698/$14,252,080
Robert J. Stanzione.....             0                   0   267,500/667,500    6,628,463/ 10,915,963
Lawrence A. Margolis....       117,950           3,052,190   188,334/221,666    4,731,040/  5,218,260
Gordon E. Halverson.....        70,400           1,980,724   106,667/ 98,333    2,708,085/  2,616,565
Mark J. Scagliuso.......        44,001           1,940,488         0/ 46,666            0/  1,229,735

---------------

(1) The value of the unexercised options were calculated using the difference between the option exercise price and the fiscal year-end fair market value (the average of the high and the low stock price on December 31, 1999) of $36.28 per share, multiplied by the number of shares underlying the option.

                               PENSION PLAN TABLE

                                               ESTIMATED BENEFIT BASED ON YEARS OF SERVICE
                                     ---------------------------------------------------------------
           REMUNERATION                 10         15         20         25         30         35
           ------------              --------   --------   --------   --------   --------   --------
$ 250,000..........................  $ 30,595   $ 45,893   $ 61,190   $ 76,488   $ 91,786   $ 91,786
   350,000.........................    43,595     65,393     87,190    108,988    130,786    130,786
   450,000.........................    56,595     84,893    113,190    141,488    169,786    169,786
   550,000.........................    69,595    104,393    139,190    173,988    208,786    208,786
   650,000.........................    82,595    123,893    165,190    206,488    247,786    247,786
   750,000.........................    95,595    143,393    191,190    238,988    286,786    286,786
   850,000.........................   108,595    162,893    217,190    271,488    325,786    325,786
   950,000.........................   121,595    182,393    243,190    303,988    364,786    364,786
 1,050,000.........................   134,595    201,893    269,190    336,488    403,786    403,786
 1,150,000.........................   147,595    221,393    295,190    368,988    442,786    442,786

     Above amounts are annual straight-line annuity amounts (which are not reduced for Social Security benefits) payable upon retirement at age 65 under the Company's funded defined benefit pension plan and an unfunded supplementary defined benefit pension plan. The benefits are determined by the average of the five highest consecutive years of salary and bonus during an employee's last ten years of service. (Bonus is attributable to the year in which it is paid not the year for which it is accrued. Thus, the covered remuneration for 1999 was the salary for 1999 and the bonus accrued for 1998 in the "Summary Compensation Table.") As of December 31, 1999, Messrs. Egan, Stanzione, Margolis, Halverson, and Scagliuso have approximately 26, 11 (actual service tripled pursuant to employment agreement), 17, 31, and 11 years of service, respectively. In exchange for Mr. Egan's agreement to consult with the Company from the termination of his employment until 2007, the Company has agreed to provide Mr. Egan a supplemental benefit, which together with the benefits under other pension plans of the Company, will provide Mr. Egan a single life annuity of $41,667 a month beginning at age 55. The Company has recently adopted changes in its retirement plans to enable Messrs. Stanzione, Margolis and Halverson to elect to freeze their benefits in the funded pension plan as of December 31, 1999 in exchange for better matching contributions in the future by the Company under its 401(k) savings plan and supplemental savings plan. They will continue to participate in the unfunded supplementary pension plan that provides benefits based on the remuneration that is in excess of the remuneration, $160,000 in 1999, that the federal tax rules permit to be considered in determining benefits under the funded pension plan. Mr. Scagliuso, who has not participated in the funded pension plan, will participate in the unfunded supplementary pension plan.

                           COMPENSATION OF DIRECTORS

     The Company pays its non-employee directors annual retainers of $50,000 of its stock in the form of stock units which convert to Common Stock on a one for one basis at the pre-arranged time selected by each director plus fees of $1,000 for each board meeting attended, $750 for each Committee meeting attended and a $2,500 annual retainer for Committee chairperson.

     Effective February 1, 1998, Mr. Faust's arrangement with the Company was changed from an employment contract to a consulting contract. The new contract provides for quarterly payments of $27,500 for five years and for continuation for a year or more of certain benefits Mr. Faust had received as an employee.

     The Company paid for the defense by Mr. Van Wagner of charges by the Securities and Exchange Commission that several members of his family and a neighbor sold stock of the Company based on material non-public information of the Company obtained from Mr. Van Wagner. In 1999, the Company paid approximately $29,000 for this defense.

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                        EMPLOYMENT AND CHANGE-IN-CONTROL

     The Company has entered into employment agreements with Messrs. Egan, Stanzione, Margolis, Halverson, and Scagliuso. The agreements obligate the officers to continue to serve the Company and for the Company to continue to employ the officers until the agreements are terminated by the required prior notice or for cause or good reason as defined in the agreements or in the case of Messrs. Egan, Stanzione and Margolis, they reach the ages of 55, 65 or 65, respectively. The required prior notice is two years in the case of Messrs. Egan, Stanzione and Margolis and one year in the case of the other officers. These agreements provide for the vesting of options to purchase shares of Common Stock (except for those options described below) and for the continuation of employment benefits (including salaries and bonuses) for the time period otherwise required to terminate the agreements by prior notice in the event that the officers terminate the agreements and their employment for good reason. Good reason includes "Change of Control" which occurs if any person becomes, directly or indirectly, the beneficial owner of securities representing more than 25% of the combined voting power of the Company's then outstanding voting securities. The agreements also prohibit each officer from working for a competitor until the expiration of the above time periods. The agreements provide for minimum salaries equal to current salaries, and for the Company to determine annual bonus opportunities targeted at 75% of salary for Messrs. Egan and Stanzione and 50% or 60% of salary for the other officers with contracts. Mr. Stanzione's contract provides (i) for his salary to be increased to $500,000 on January 1, 2000 and at least to the extent of inflation thereafter, (ii) for him to be granted options to purchase between 100,000 and 160,000 shares of Common Stock each year beginning in 2001, and (iii) for him to be granted 24,077 stock units in 2000 that convert on a one for one basis to shares of Common Stock on June 30, 2004, or the earlier termination of his employment, if prior to June 30, 2001 Mr. Stanzione has not terminated his employment without good reason (4,815 of these units will be forfeited if he so terminates his employment prior to June 30,
2004). Mr. Margolis' contract provides for the payment of a relocation assistance advance to him of $180,000, the repayment of which is to be forgiven in four annual installments beginning April 30, 2000 as long as he has not terminated his employment without good reason. Mr. Egan and the Company have agreed that upon termination of his employment with the Company he will serve the Company as a consultant for up to 20 days a year until May 31, 2007. As consideration for this agreement, the Company has agreed to provide Mr. Egan a supplemental retirement benefit, which together with the benefits under other pension plans of the Company, will provide Mr. Egan a single life annuity of $41,667 a month beginning at age 55. The Company has also agreed to provide medical coverage to Mr. Egan and his wife until they are eligible for Medicare and to provide a $3,000,000 death benefit to Mrs. Egan if Mr. Egan dies before the age 55. Options to purchase shares of Common Stock granted in February 1998 to Mr. Stanzione and in May 1997 to other officers of the Company, provide that they vest if any person and its affiliates, other then Anixter International, Inc., Tele-Communications, Inc. and their affiliates acquire or tender for more than 50% of the stock of the Company.

     Notwithstanding anything to the contrary set forth in any other of the Company's filings under the Securities Act of 1933, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the report presented below and the Performance Graph following shall not be incorporated by reference into any such filings.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     To assure the continued services of its key officers, the Company has entered into employment agreements with its officers, including Messrs. Egan, Margolis, Stanzione, Halverson and Scagliuso. The salaries and bonus opportunities specified in these agreements, see "Employment Contracts and Termination of Employment and Change-In-Control Arrangements," were determined after reviewing publicly available information on the compensation practices of cable companies and distributors and manufacturers of sophisticated electronic products. (No attempt was made to limit these companies to the companies in the published industry index used in the "Performance Graph.") However, because of the differences in size and business between these companies and the Company, the salaries and bonus opportunities specified in the employment agreements were subjectively determined by the Committee to be within the Committee's goal of salaries within the median of the range paid by others for comparable positions and bonus opportunities within the high end of the range provided by others for comparable positions.

     In general, option grants have been determined by taking a percentage of salary and bonus and dividing that amount by the value of the options. The Committee sets the percentages in the same manner as other components of compensation. These percentages have not been affected by previous grants. Because of the recent rapid increase in the price of the Company's stock, the Committee had modified this approach in granting options in 2000 to also consider the percentage of outstanding shares of the Company and the firms with which it competes for employees allocated to options for employees.

     The options granted to Messrs. Egan, Stanzione and Margolis in 1999 were made in connection with the transition of the position of chief executive officer and were to reflect the increased responsibilities of Messrs. Stanzione and Margolis and to recognize Mr. Egan's accomplishments. In determining the grant to Mr. Stanzione, the Committee also considered the relative level of the previous grants he had received. To further increase Mr. Stanzione's equity interest in the Company, the Committee has agreed that $750,000 the Company was contingently committed to pay Mr. Stanzione pursuant to earlier agreements could be converted, in 2000, to 24,077 stock units that will ultimately convert to the same number of shares of Common

Stock subject to his continued employment. See "Employment Contracts And Termination Of Employment And Change-In-Control Arrangements."

     Annual bonus targets are set as a percentage of base salary. In 1999, this percentage was 75% for Messrs. Egan and Stanzione, and 60% to 30% for other officers. Actual bonuses can range from zero to 150% (200% for the Chief Executive and Financial Officers) of target, dependent upon the achievement of goals set at the beginning of the year. In 1999, the goal was earnings per share prior to nonrecurring income and charges of the consolidated Company or in the case of an executive with specific product line responsibility, a combination of this goal and the profitability of that executive's product line (with the latter having twice the weight of the former). Executives, other than Messrs. Egan and Stanzione, had 10% of their 1999 targets dependent on the achievement of specified qualitative goals. Messrs. Egan and Stanzione were awarded incentive bonuses for 1999 of 140% of their targets because the Company's earnings per share goal had been exceeded. Other executives were awarded incentive bonuses for 1999 of 62.5% to 136% of their targets based on their relative performance compared to their financial and qualitative goals.

     To increase equity ownership by key employees, the Company is implementing guidelines for ownership of the Company's stock. The ownership guidelines are three times base salary for the Chief Executive Officer, two times base salary for certain senior executive officers and one times base salary for the remaining senior executives (a total of eleven executives in all). To facilitate the achievement of ownership levels required by the guidelines, these employees were given the opportunity to elect that a portion of their bonus for 1999 be converted into stock units determined by dividing 125% of the amount of their bonus they elect to take in stock units by $38.9375, the market price at the time this plan was adopted by the Committee. A similar opportunity will be provided for future bonuses. These stock units will convert to shares of Common Stock on a one for one basis at the date selected by the employee. However, the portion of the stock units obtained by the premium and any distributions on these units will be forfeited if the employee leaves the Company without good reason before the third anniversary of the end of the year for which the bonuses were earned. Any distribution on the Shares of Common Stock will either be distributed to the holders of the stock units or the number of stock units will be equitably adjusted. The number of stock units will also be equitably adjusted for stock splits and similar events. Stock units, other restricted shares and actual shares owned by the executives, their spouse and their trusts are counted toward these guidelines. Shares covered under stock options are not counted toward these guidelines.

     The components of executive officer compensation related to the performance of the Company are the portions of the annual bonus awards based on financial performance and the ultimate value of long-term incentive awards as determined by the stock market.

     It is the policy of the Company to structure its compensation in a manner which will avoid the limitations imposed by the Omnibus Budget Reconciliation Act of 1993 on the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code to the extent it can reasonably do so consistent with its goal of retaining and motivating its executives in a cost effective manner.

                Rod F. Dammeyer               Samuel K. Skinner

                               PERFORMANCE GRAPH

     Below is a graph comparing total shareholder return on the Company's stock since December 31, 1994 through December 31, 1999, with the Standard & Poor's 500 and the Index of NASDAQ U.S. Stocks of entities in the industry of electronics and electrical equipment and components, exclusive of computer equipment, (SIC 3600-3699), prepared by the Center for Research in Securities Prices ("CRSP Peer Index"). The stock performance graph assumes the investment of $100 on December 31, 1994 and reinvestment of all dividends.

                                                    ANTEC CORPORATION                S&R 500                 CRSP PEER INDEX
                                                    -----------------                -------                 ---------------
1994                                                        100                         100                         100
1995                                                         98                       137.6                       156.6
1996                                                         49                       169.5                       233.4
1997                                                         85                       226.1                       244.9
1998                                                      109.5                       291.8                       339.3
1999                                                      198.6                       353.7                         748

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 10, 2000, certain information with respect to the Common Stock of the Company that may be deemed beneficially owned by each director or nominee for director of the Company, the officers named in the Summary Compensation Table and by all directors, officers and nominees as a group.

                                                                     SHARES THAT
                                                       SHARES          MAY BE             TOTAL SHARES --
                                                    BENEFICIALLY      ACQUIRED          PERCENTAGE OF CLASS
NAME OF BENEFICIAL OWNER(1)                           OWNED(2)     WITHIN 60 DAYS            IF > 1%(3)
---------------------------                         ------------   ---------------   --------------------------
J. A. Ian Craig...................................      3,800                 0               3,800           *
Rod F. Dammeyer...................................      7,900                 0               7,900           *
John M. Egan......................................     34,760           466,333             501,093         1.4%
James L. Faust....................................      9,449            33,333              42,782           *
Gordon E. Halverson(4)............................      3,915           159,167             163,082           *
William H. Lambert................................      8,850            20,000              28,850           *
Lawrence A. Margolis(4)...........................     24,889           293,333             318,222           *
John R. Petty.....................................      7,900            10,000              17,900           *
Lawrence Romrell..................................          0            16,200              16,200           *
Mark J. Scagliuso.................................        465            24,999              25,464           *
William T. Schleyer...............................      3,800                 0               3,800           *
Samuel K. Skinner.................................      7,900             5,000              12,900           *
Robert J. Stanzione(4)............................     44,549           476,250             520,799         1.4%
Bruce Van Wagner..................................     57,900            37,500              95,400           *
All directors, nominees and executive officers as
  a group including the above named persons.......    216,077         1,582,116           1,798,193         4.9%

---------------

  * Percentage of shares beneficially owned does not exceed one percent of the class.
(1) Unless otherwise indicated, each person has sole investment power and sole voting power with respect to the securities beneficially owned by such person
(2) Includes 32,450 stock units awarded to directors that convert on a one for one basis into shares of ANTEC Common Stock at a time predetermined at the time of issuance.
(3) All currently exercisable options, deemed to be beneficially owned by the person or persons for whom the calculation is being made, are deemed to have been exercised for the purpose of calculating this percentage.
(4) Includes 640, 5,700, and 6,000 stock units that convert on a one for one basis into shares of Common Stock at the time predetermined at issuance for Messrs. Halverson, Margolis, and Stanzione, respectively. Twenty percent of these units will be forfeited if the holder leaves the Company without good reason before December 31, 2002. Also includes 24,077 stock units for Mr. Stanzione. These units will be forfeited if Mr. Stanzione leaves the Company without good reason prior to June 30, 2001 and 20% of these units will be forfeited if he so leaves the Company prior to June 30, 2004.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of March 10, 2000 with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

                                  NAME AND ADDRESS OF              AMOUNT AND NATURE OF   PERCENT
TITLE OF CLASS                      BENEFICIAL OWNER               BENEFICIAL OWNERSHIP   OF CLASS
--------------         ------------------------------------------  --------------------   --------
Common...............  Tele-Communications, Inc., a subsidiary of       7,681,341(2)        21.0%
                       AT&T Corp. -- Liberty Media, an
                         independent
                       Profit center of AT&T Corp(1)
                         Terrace Tower II
                         5619 DTC Parkway
                         Englewood, Colorado 80111
Common...............  FMR Corporation                                  4,340,989(3)        11.8
                         82 Devonshire Street
                         Boston, Massachusetts 02109
Common...............  John Hancock Mutual Life Insurance Co.           3,443,970(4)         9.4
                         John Hancock Place, PO Box 111
                         Boston, Massachusetts 02117
Common...............  Massachusetts Financial Services Company         3,220,520(5)         8.8
                         50 Boylston Street
                         Boston, Massachusetts 02116
Common...............  Credit SUISSE Asset Management                   2,233,400(6)         6.1
                         153 East 53rd Street
                         New York, New York 10022

---------------

(1) According to Amendment Number 3 to Schedule 13D filed with the SEC on November 26, 1996, the beneficial ownership of TCI includes 854,341 shares of ANTEC common stock that TCI may acquire pursuant to stock option agreements between TCI and ANTEC.
(2) According to 13D, filed June 29, 1998.
(3) According to 13G, filed February 11, 2000.
(4) According to 13G, filed January 28, 2000.
(5) According to 13G, filed February 8, 2000
(6) According to 13G, filed February 16, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For a description of certain transactions with Messrs. Faust and Van Wagner, directors of the Company, see "Compensation of Directors."

     The Company loaned $100,000 to John Egan, its Chairman, in 1980 and an additional $50,000 in 1983. Although these loans are interest-free and have no stated maturity date, Mr. Egan is currently making monthly payments to the Company to reduce the outstanding balance on these loans. As of December 31, 1999, the balance due on the loans was $106,300. The Company loaned $100,000 to Gordon Halverson, an officer of the Company, in December 1997. This loan is interest-free and matures annually in thirds beginning December 1998. Payments will be forgiven if Mr. Halverson is employed on the maturity dates. Accordingly, $33,333 of this loan was forgiven in December 1999 with a remaining balance of $33,333.

                                   PROPOSAL 1

                     APPROVAL OF 2000 STOCK INCENTIVE PLAN

     The Company's 2000 Stock Incentive Plan (the "Incentive Plan") has been adopted by the Board of Directors subject to the approval of the stockholders at this meeting.

     The purpose of the Incentive plan is to facilitate the hiring, retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its shareholders. The Incentive Plan is administered by the Compensation Committee of the Company's Board of Directors or such other Board Committee as the Board may designate or by the Board itself (the "Committee"). Any key employee, director, or active consultant of the Company and its subsidiaries and its parent is eligible to receive a grant under the Incentive Plan. The determination of the persons within these categories, which encompass all officers, including those named in the Summary Compensation Table, to receive grants and the terms and the form and level of grants will be made by the Committee. There are currently approximately 200 participants in the previous stock incentive plans of the Company. Awards under the Incentive Plan may be in the form of incentive stock options, non-qualified stock options, stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units, dividend equivalent rights and reload options.

     The exercise price of any option or stock appreciation right can not be less than 85% of the fair market value of a corresponding number of Shares as of the date of grant. In previous grants, the exercise price of stock options has been fair market value at the time of the grant and it is anticipated that this will continue to be the case in the absence of special circumstances. No more than 20% of the Shares may be awarded in a form other than options or stock appreciation rights unless such shares are in payment of compensation earned or due at the time of the award or within one year thereof. No person may be granted, in any period of two consecutive calendar years, awards under the Incentive Plan covering more than 1,000,000 Shares. No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the stockholders. Adjustments pursuant to stock splits and other events that adjust the number of shares subject to the Incentive Plan, as explained below, will not be considered repricing.

     A total of 2,500,000 shares of the Company's Common stock ("Shares") may be issued pursuant to the Incentive Plan. This number will be adjusted for stock splits, spin-offs, extra-ordinary cash dividends and similar events. The Shares may be newly issued Shares or Shares acquired by the Company.

     The Board of Directors or the Committee may, from time to time, suspend, terminate, revise or amend the Incentive Plan or terms of any grant except that, without the approval of stockholders, no such revision or amendment may change the number of Shares covered by or specified in the Incentive Plan, change the restrictions described above, or expand those eligible for grants under the Incentive Plan.

     Generally, under present federal tax laws, a grant under the Incentive Plan of a stock option, a stock unit or a share of restricted stock subject to the required risk of forfeiture should create no tax consequences, at the time of grant, for a participant. Generally, the Company will be entitled to tax deductions at the time and to the extent that participants recognize ordinary income. (In some cases (generally other than options with exercise prices no lower than fair market value of the Shares on the date of grant), the Company will not be entitled to this deduction to the extent the amount of such income, together with other compensation received by that person from the Company, exceeds $1,000,000 in any one year.) Upon exercise of an option, which is not an incentive stock option ("ISO") within the meaning of Section 422 of the Code, a participant will be taxed on the excess of the fair market value of the Shares on the date of exercise over the exercise price. A participant will generally have no taxable income upon exercising an ISO. If the participant does not dispose of Shares acquired pursuant to the exercise of an ISO within two years of the grant or one year of the exercise; any gain or loss realized on their subsequent disposition will be capital gain or loss; and the Company will not be entitled to a tax deduction. If such holding period requirements are not satisfied, the participant will generally realize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the Shares on the date of exercise (or, if less, the amount realized upon disposition) over the option price and the Company will be entitled to a tax deduction. Any remaining gain is taxed as long or short-term capital gain. The value of a stock unit at the time it converts to stock and the value of restricted stock at the time the restriction lapses is taxed as ordinary income to the participant.

     Under Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, the impact options would have on earnings of the Company, if their value were treated as compensation expense, is disclosed in a footnote to the Company's financial statements. To the extent that options are granted with exercise prices lower than fair market value of the Shares on the date of grant or are granted to consultants, the Company will incur compensation expense.

     During the past twelve months (April 1, 1999 to March 31, 2000), the Company has made the following grants from its current stock incentive plans (including a plan for 500,000 Shares adopted by the Committee to provide grants to mid-level employees in 2000 for which there were not sufficient Shares in the Company's other plans):

                                                                NUMBER OF
                                                                  SHARES
                            NAME                                 COVERED
                            ----                              --------------
John M. Egan................................................     100,000
Robert J. Stanzione.........................................     500,000
Lawrence A. Margolis........................................      50,000
Gordon E. Halverson.........................................      20,000
Mark J. Scagliuso...........................................      20,000
All executive officers, including the above.................     706,500
All directors who are not executive officers................      11,200
All employees other than those who are executive officers...     830,500

     The grant to directors was in the form of stock units that convert to Shares at the time selected by each director at the time of grant. All the other grants were in the form of stock options. Generally, the options have an exercise price equal to the market price of the Shares on the date of grant, vest annually in fourths beginning on the first anniversary of the grant, vest in full upon death or permanent full disability and will expire in ten years or sooner in certain circumstances. A number of options, 42,500, expire in seven years and do not vest until the fifth year, unless specified performance goals for 2000 and 2001 are met. The Committee will determine the terms of grants under the Incentive Plan , subject to the restrictions described above.

     The last reported sales price of the Common Stock on March 10, 2000, was $xx.xx per Share.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

                                   PROPOSAL 2

                     APPROVAL OF MANAGEMENT INCENTIVE PLAN

     Executives of the Company earn bonuses under a Management Incentive Plan (the "MIP") adopted each year by the Compensation Committee (the "Committee") of the Board of Directors. The Committee has determined that the availability of the MIP 2000 and subsequent years should be subject to the approval of the MIP by the stockholders of the Company at the 2000 Annual Meeting. Approval by the stockholders is being sought so that to the maximum extent permitted the amounts paid pursuant to the MIP will not be subject to, or cause other compensation to be subject to, the limitations imposed by the Omnibus Budget Reconciliation Act of 1993 (the "Act") on the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (the "IRS Million Dollar Limitation"). To date, the IRS Million Dollar Limitation has not had any significant impact on the Company.

     The purpose of the MIP is to provide awards to the executives of the Company for the achievement of specified financial or other objective goals of the Company for a year or for a specified number of years. Mr. Egan's employment agreement with the Company provides that his goals for 2000 and thereafter shall be those goals established by the Committee that can reasonably be substantially impacted by Mr. Egan.

Additionally, in some years, a minority portion of the target of some or all the participants in the MIP may be dependent on the subjective determination of the Committee or their supervisors of the achievement of qualitative goals. Any subjectively determined amounts will continue to be subject to the IRS Million Dollar Limitation. All executive officers and the other executives who report directly to the Chief Executive Officer are eligible to be selected to receive an award under the MIP. (Other selected employees participate in similar plans that stockholders are not being asked to approve.) The participants in the MIP are determined each year by the Committee and the number of participants will vary from year to year. In 1999, executive officers and eight other executives participated in the MIP. A target expressed as a percentage of salary is assigned each year by the Committee to each participant. The target, which ranged from 30% to 75% of salary, may be as high as 200% and as low as 20% of salary. The actual rewards may range from zero to 200% of the assigned targets depending on the achievement of the objectives established by the Committee (or in the case of qualitative goals of participants, other than the Chief Executive Officer or the Chairman, by an executive officer) during the first 90 days of each year.

     The financial objectives may be (i) operating, pretax, or net earnings of the Company, a subsidiary, a division or business unit thereof, or another entity where there is a significant investment by the Company and opportunity to influence the performance of that entity; (ii) earnings per chare of the Company; (iii) cash flow of any of these entities; (iv) return on capital, tangible or total, employed by any of these entities as measured by any of these earnings; (v) achievement of specified revenues or proceeds from specified activities, in or out of the ordinary course of business; (vi) other similar financial objectives that the Committee determines to be in the interest of the Company; or (vii) in the case of Mr. Egan, the goals provided by his employment agreement. Which of these measures are utilized and the percent of target earned by the levels of achievement of the selected measures, including the weighting of the selected measures, is determined by the Committee (or in the case of qualitative goals of participants, other than the Chief Executive Officer or the Chairman, by an executive officer) when the objectives for the year are established. The measures and weighting utilized for 1999 are discussed above under "Compensation Committee Report on Executive Compensation."

     The Committee is comprised of "outside" directors as provided by the regulations under the Act. The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the MIP, and the Committee's interpretation of the MIP and all actions taken by it and determinations made by it are binding on the participants and the Company. No Board or Committee member will be liable for any determination, decision or action made or taken under the MIP in good faith.

     The Committee may amend or terminate the MIP at any time, provided however, that in no event can the Committee, after the period for establishing the objectives for the year, adjust for that year any targets, objectives, or the percentage of target earned by levels of achievement of each objective in a manner that would increase the amount of compensation that would be payable under the MIP and subject to the IRS Million Dollar Limitation.

     No participant in the MIP may receive an annual award under the MIP of more than $2,000,000 as this amount is increased by inflation in the Consumer Price Index after December 31, 2000. Amounts earned under the MIP are determined and paid as soon as practical after the end of each year. To the extent permitted by the applicable regulations of the Internal Revenue Service and the terms of the Company's 401(k) savings plan, such amounts may be contributed by the participants to that plan. To the extent such contribution is not permitted by the applicable regulations, participants may elect to defer payment of amounts earned under the MIP to a later date under deferred compensation arrangements adopted by the Company from time to time. Currently, participants are eligible to defer payment of all or such portion of awards under the MIP as they individually determine. These deferred amounts are treated as if they were invested in selected investment funds available under the Company's 401(k) savings plan. The Committee, in establishing the MIP for a year, may determine that all or a portion of an award payable under the MIP to certain participants shall or may be paid in Common Stock or phantom stock that may or may not be restricted. The computation of the amount of stock may be based on the average market price of the stock over a period, up to one year, selected by the Committee, or based on a percentage, not to be less than 75%, of the market price of the stock at the end of the year for which the award was earned or during a period during the last month of that year, selected by the Committee. For a description of current use of restricted stock units, see "Compensation Committee Report on Executive Compensation."

     The amounts that will be paid pursuant to the MIP for 2000 and subsequent years are not determinable at this time. Set forth below are the amounts earned under the MIP for 1999. For the portion of these awards paid in restricted stock units, see Executive Compensation -- Summary Compensation Table.

                          NAME                              TARGET %    % OF TARGET     $ EARNED
                          ----                              --------    -----------    ----------
John M. Egan............................................       75%          140%       $  525,000
Robert J. Stanzione.....................................       75           140           488,225*
Lawrence A. Margolis....................................       60           136           289,189*
Gordon E. Halverson.....................................       50           123           137,544*
Mark J. Scagliuso.......................................       50           136           147,560
All executive officers, including the above named
  persons...............................................                                1,540,419
All employees, other than those who are executive
  officers..............................................                                  670,964*

---------------

* Includes for Messrs. Stanzione, Margolis and Halverson, and all employees other than those who are executive officers, the value, on January 31, 2000, of 6,000, 5,700, 640 and 2,600 Common Shares, respectively, into which stock units granted on this date will convert. Twenty percent of these units will be forfeited if the employee leaves the Company without good reason before December 31, 2002.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                                   PROPOSAL 3

     APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 75,000,000 SHARES TO 150,000,000 SHARES.

     At the Annual Meeting, the holders of the Company's Common Stock will be asked to consider and vote upon an amendment (the "Charter Amendment") to Article Fourth of the Restated Certificate of Incorporation of the Company (the "Restated Certificate") as described below. If adopted, the Charter Amendment will increase the number of authorized shares of the Company's Common Stock from 75,000,000 shares to 150,000,000 shares.

     As of March 10, 2000, there were outstanding           shares of Common
stock,           options to purchase Common Stock,           stock units that
will convert into Common Stock, and $115 million of Convertible Subordinated Notes convertible into 4,791,667 shares of Common Stock.

     Purpose and Effect of the Amendment. The Board of Directors believes that it is desirable to increase the number of authorized shares of Common Stock in order to ensure that the Company has a sufficient number of authorized but unissued shares of Common Stock available in order to provide the flexibility needed to split the stock if future conditions should warrant or to use the stock for future expansion, by acquisition or otherwise, of the Company's activities if opportunities should become available. In addition, the availability of the additional authorized shares of Common Stock will permit the Company to take advantage of market conditions for the sale of additional Common Stock, or convertible securities to raise funds for acquisitions or general corporate purposes if future conditions should warrant such sale and will insure that the Company can continue to use stock to motivate and compensate its employees.

     The proposed increase in the number of authorized shares of Common Stock will not alter the rights of the holders on Common Stock. Neither the presently authorized shares of Common Stock nor additional shares of Common Stock that may be authorized pursuant to the Charter Amendment carry preemptive rights. Further, an increase in the number of authorized shares will not have a dilutive effect on the value of each shareholder's Common Stock -- only the actual issuance of additional Common Stock could have such an effect.

     The Board of Directors has sole discretion to issue additional shares of Common Stock from time to time for any purpose without further action by the Company's stockholders, except as may be required by law or the rules of any applicable stock exchange. The Board, however, has no current plans, understandings, or arrangements for issuance of any additional Common Stock that would be authorized by the Charter Amendment.

     Anti-Takeover Issues. Although the Board of Directors does not view the proposed increase in the number of authorized shares of Common Stock to be an anti-takeover proposal, it may be deemed to be one. The availability of additional shares of Common Stock may make it more difficult to effect, or may discourage an attempt to effect, a change in control of the Company by means of a merger, tender offer, or proxy contest that is not approved by the Company's Board of Directors. The proposal is not the result of any knowledge of the Company of any specific effort to accumulate the Company's securities or to obtain control of the Company.

     In addition to an increase in authorized shares of Common Stock, other provisions of the Company's Restated Certificate and Bylaws could be viewed as having an anti-takeover effect. The Restated Certificate incorporates certain provisions permitted under the Delaware General Corporation Law (the "DGCL") relating to the liabilities of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as breach of a director's duty of loyalty or acts and omissions which involve intentional misconduct or knowing violations of the law. These provisions do not eliminate a director's duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including federal securities laws. The Company's by-laws contain provisions to indemnify the directors and officers to the fullest extent permitted under the DGCL.

     The Company's Restated Certificate also includes a provision which allows the Board of Directors, without stockholder approval, to issue up to 5,000,000 shares of preferred stock with voting, liquidation and conversion rights that could be superior to and adversely affect the voting power of holders of Common Stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of preferred stock.

     Effective Date and Board Recommendation. The Charter Amendment, if passed, would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware. The Company expects to file the Certificate of Amendment shortly after the stockholders approve the Charter Amendment.

     The Board of Directors has approved the proposed amendment to the Company's Certificate and submits the following resolution for adoption by the stockholders at the Annual Meeting:

        RESOLVED, that it is deemed by the Board of Directors to be in the best interests of the Company and its stockholders to amend the Restated Certificate of Incorporation of the Company to increase the total authorized shares of Common Stock of the Company, including that which is outstanding, from 75,000,000 shares of Common Stock, par value $.01 per share, to 150,000,000 shares of Common Stock, par value $.01 per share, and that, to accomplish the foregoing, Article Fourth of the Company's Restated Certificate of Incorporation be amended to read as follows:

           "FOURTH: The total number of shares of stock of all classes which the corporation shall have authority to issue is one hundred and fifty five million (155,000,000) shares consisting of one hundred and fifty million (150,000,000) shares of common stock, par value $.01 per share, and five million (5,000,000) shares of preferred stock, par value $1.00 per share."

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

                              INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as independent auditors of the Company for 2000. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be present at the 2001 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 5, 2000 in order to be considered for inclusion in the Company's Proxy Statement and Proxy relating to the 2001 Annual Meeting of Stockholders.

                                   CONCLUSION

     The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgement.

April 1, 2000

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Lawrence A. Margolis
                                          Lawrence A. Margolis, Secretary

                               ANTEC CORPORATION
                      PROXY SOLICITED BY AND ON BEHALF OF
                             THE BOARD OF DIRECTORS

   The undersigned hereby appoints Robert J. Stanzione, Lawrence A. Margolis and Mark Scagliuso and each of them (with full power of substitution in each) proxies of the undersigned to vote at the Annual Meeting of Stockholders of ANTEC Corporation to be held at 10:00 a.m., eastern time, May 4, 2000, at the Company's corporate offices, 11450 Technology Circle, Duluth, Georgia, and at any adjournments thereof, all of the shares of Common Stock of ANTEC Corporation in the name of the undersigned on the record date.

1. Election of the following nominees as directors:
   J.A. Ian Craig, Rod F. Dammeyer, John M. Egan, James L. Faust, William H. Lambert, John R. Petty, Lawrence Romrell,
   William T. Schleyer, Sammuel K. Skinner, Robert J. Stanzione and Bruce Van Wagner

Please mark [X] your votes as indicated in this example
   [ ] FOR all nominees                                       [ ] WITHHOLD AUTHORITY
   Withhold for the following only: (INSTRUCTIONS: Write the name of the nominee (s) from whom you are withholding your vote in this space.)
   -----------------------------------------------------------------------------------------------------------------------
2. Proposal 1, approval of the 2000 Stock Incentive Plan.
                                   [ ] FOR                      [ ] AGAINST                      [ ] ABSTAIN
3. Proposal 2, approval of the Management Incentive Plan.
                                   [ ] FOR                      [ ] AGAINST                      [ ] ABSTAIN
                               (Continued, and to be dated and signed on the reverse side.)
                       COMMENTS / ADDRESS CHANGE: PLEASE MARK COMMENT / ADDRESS BOX ON REVERSE SIDE
                                                   FOLD AND DETACH HERE

4. Proposal 3, approval of the amendment to the Certificate of Incorporation increasing the number of authorized shares of
   Common Stock from 75,000,000 shares to 150,000,000 shares.
                                   [ ] FOR                      [ ] AGAINST                      [ ] ABSTAIN
5. In their discretion, such other matters as properly may come before the meeting or at any adjournment(s) thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND IN FAVOR OF PROPOSALS 1, 2 AND 3.

PLEASE CHECK BOX IF YOU INTEND TO BE PRESENT AT MEETING                      [ ]
COMMENT / ADDRESS CHANGE Please mark this box if you have written comment /
address change on the reverse side.                                          [ ]

                                                  Dated:                , 2000
                                                        ----------------

                                                  ------------------------------
                                                    (Signature of Stockholder)

                                                  ------------------------------
                                                   (Signature if held jointly)

                                                  IMPORTANT: Please date this
                                                  proxy and sign exactly as your
                                                  name appears hereon. If stock
                                                  is held jointly, both holders
                                                  should sign. Executors,
                                                  administrators, trustees,
                                                  guardians and officers signing
                                                  in a representative capacity
                                                  should give full title.